CONSENT


     The undersigned hereby consents to the use in any Registration Statement filed with the Securities and Exchange Commission pursuant to the Securites Act of 1933, or pre- or post-effective amendment thereto ("Registration Statement"), filed by CyberShop International, Inc., a Delaware coporation (the "Company"), of the undersigned's name as a person expected to be named as a director of the Company following the offering contemplated by such Registration Statement and to the use of the information relating to the undersigned contained therein.


Dated: December 19, 1997

                                                    Robert Matluck

                                                    By: /s/ Robert Matluck
                                                        --------------------
                                                        Name: Robert Matluck